FREE WRITING PROSPECTUS Dated May 10, 2022	Filed Pursuant to Rule 433 Registration No. 333-262894 Registration No. 333-262894-01

**Pricing Details** Ally Auto Receivables Prime Auto (ALLYA 2022-1)

Joint Leads : Barclays (Str, D&I Coordinator), BofA Securities, and J.P. Morgan

Co-Managers : Siebert Williams Shank, Loop Capital, and Academy Securities

-ANTICIPATED CAPITAL STRUCTURE-

CLS	Total (MM)	Offered (MM)	MDY/S&P	WAL*	Spread	Yield	Cpn	$ Price
A-1	$260.00	$247.00	P-1/A-1+	0.24	I-Curve+48	1.355%	1.355%	100.00000
A-2	$341.00	$323.95	Aaa/AAA	1.00	I-Curve+74	2.695%	2.67%	99.99021
A-3	$347.00	$329.65	Aaa/AAA	2.25	I-Curve+68	3.342%	3.31%	99.98064
A-4	$75.83	$72.03	Aaa/AAA	3.35	I-Curve+66	3.481%	3.45%	99.98100
B	$22.78	- Not Offered -
C	$18.98	- Not Offered -
D	$14.10	- Not Offered -

*	Pricing Speed: 1.30% ABS to a 10% clean up call

TRANSACTION SUMMARY:

•	Size : $972.63MM
•	Registration : SEC REG
•	Bloomberg Ticker: ALLYA 2022-1
•	Expected Ratings : Moody’s and S&P
•	ERISA : YES
•	US Risk Retention: Vertical
•	EU/UK Risk Retention: Article 6(3)-YES; Article 7-NO
•	Min Denoms: $1,000
•	Bill & Deliver : Barclays
•	Expected Pricing: PRICED
•	Expected Settle : 5/18/2022
•	First Payment : 6/15/2022

INVESTOR MATERIALS:

•	Preliminary Prospectus : Attached
•	Ratings FWP : Attached
•	DealRoadshow : www.dealroadshow.com | Entry Code: AART221
•	Intex : bcgallya221 | Password: KKYK

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.